Exhibit 99.1

Boot Barn Holdings, Inc. Announces:

Second Quarter Fiscal Year 2026 Financial Results

Increased Store Count Potential of 1,200 Stores

IRVINE, California – October 29, 2025 – Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company”) today announced its financial results for the second fiscal quarter ended September 27, 2025. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended September 27, 2025 compared to the quarter ended September 28, 2024:

●	Net sales increased 18.7% over the prior-year period to $505.4 million.
●	Same store sales increased 8.4%, with retail store same store sales increasing 7.8% and e-commerce same store sales increasing 14.4%.
●	Net income was $42.2 million, or $1.37 per diluted share, compared to $29.4 million, or $0.95 per diluted share, in the prior-year period.
●	The Company opened 16 new stores, bringing its total store count to 489 as of the quarter end.

John Hazen, Chief Executive Officer, commented, "We delivered another strong quarter with high single-digit consolidated same-store sales growth and 19% total sales growth, demonstrating the continued resilience and broad appeal of our brand. This strength was evident across all major merchandise categories and geographies, with both our retail stores and e-commerce channels performing well. Importantly, we expanded our merchandise margin by 80 basis points, while maintaining disciplined expense control, which drove a 41% improvement in operating income and a 180 basis-point increase in operating margin to 11.2%. These results underscore the effectiveness of our strategic initiatives and our team's ability to execute in a dynamic retail environment.”

Hazen further commented, “Following collaborative work with a third party, we are excited to announce that our updated market analysis reveals a significantly expanded Total Addressable Market (“TAM”) and store count potential. Our TAM is now estimated to be approximately $58 billion, with market growth across all categories. We now also believe we can operate 1,200 stores across the United States, an increase from our prior estimate of 900, which is more than double our current footprint. We are confident in our ability to capitalize on this expanded market opportunity while continuing to deliver strong returns for our stockholders."

Operating Results for the Second Quarter Ended September 27, 2025 Compared to the Second Quarter Ended September 28, 2024

●	Net sales increased 18.7% to $505.4 million from $425.8 million in the prior-year period. Consolidated same store sales increased 8.4%, with retail store same store sales increasing 7.8% and e-commerce same store sales increasing 14.4%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $184.1 million, or 36.4% of net sales, compared to $152.9 million, or 35.9% of net sales, in the prior-year period. The increase in gross profit was primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The 50 basis-point increase in gross profit rate was driven primarily by an 80 basis-point increase in merchandise margin rate, partially offset by 30 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was primarily the result of better buying economies of scale and growth in exclusive brand penetration, partially offset by higher freight expense. The deleverage in buying, occupancy and distribution center costs was primarily driven by the occupancy costs of new stores.
●	Selling, general and administrative (“SG&A”) expenses were $127.7 million, or 25.3% of net sales, compared to $112.9 million, or 26.5% of net sales, in the prior-year period. The increase in SG&A expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores and marketing expenses in the current-year period. SG&A expenses as a percentage of net sales decreased by 120 basis points primarily as a result of lower corporate general and administrative expenses and legal expenses in the current-year period.
●	Income from operations increased $16.4 million to $56.4 million, or 11.2% of net sales, compared to $40.0 million, or 9.4% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $14.7 million, or a 25.8% effective tax rate, compared to $11.1 million, or a 27.4% effective tax rate, in the prior-year period. The decrease in the effective tax rate was primarily due to reductions in nondeductible expenses in the current-year period.
●	Net income was $42.2 million, or $1.37 per diluted share, compared to $29.4 million, or $0.95 per diluted share, in the prior-year period. The increase in net income was primarily attributable to the factors noted above.

Operating Results for the Six Months Ended September 27, 2025 Compared to the Six Months Ended September 28, 2024

●	Net sales increased 18.9% to $1.009 billion from $849.2 million in the prior-year period. Consolidated same store sales increased 8.9%, with retail store same store sales increasing 8.6% and e-commerce same store sales increasing 11.8%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $381.4 million, or 37.8% of net sales, compared to $309.6 million, or 36.5% of net sales, in the prior-year period. The increase in gross profit was primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The increase in gross profit rate was driven primarily by a 130 basis-point increase in merchandise margin rate. The increase in merchandise margin rate was primarily the result of better buying economies of scale and growth in exclusive brand penetration.
●	SG&A expenses were $254.2 million, or 25.2% of net sales, compared to $219.4 million, or 25.8% of net sales, in the prior-year period. The increase in SG&A expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores, marketing expenses, and corporate general and administrative expenses in the current-year period. SG&A expenses as a percentage of net sales decreased by 70 basis points primarily as a result of lower corporate general and administrative expenses and legal expenses in the current-year period.
●	Income from operations increased $36.9 million to $127.1 million, or 12.6% of net sales, compared to $90.2 million, or 10.6% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $32.6 million, or a 25.4% effective tax rate, compared to $22.7 million, or a 24.9% effective tax rate, in the prior-year period. The increase in the effective tax rate was primarily due to a lower income tax benefit from income tax accounting for stock-based compensation in the current-year period.
●	Net income was $95.6 million, or $3.11 per diluted share, compared to $68.3 million, or $2.21 per diluted share, in the prior-year period. The increase in net income was primarily attributable to the factors noted above.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth and e-commerce as a percentage of net sales for the periods indicated below.

	Thirteen Weeks				Preliminary
	Ended	Four Weeks	Four Weeks	Five Weeks	Four Weeks
	September 27, 2025	Fiscal July	Fiscal August	Fiscal September	Fiscal October

Total Net Sales Growth	18.7%	21.2%	19.3%	16.4%	20.2%

Retail Stores SSS	7.8%	11.2%	7.9%	5.1%	7.6%
E-commerce SSS	14.4%	12.5%	16.1%	14.3%	24.1%
Consolidated SSS	8.4%	11.3%	8.7%	6.1%	9.3%

E-commerce as a % of Net Sales	9.3%	8.6%	9.3%	9.8%	9.9%

Balance Sheet Highlights as of September 27, 2025

●	Cash of $65 million.
●	The Company repurchased 72,794 and 150,753 shares of its common stock during the thirteen and twenty-six weeks ended September 27, 2025, respectively, for an aggregate purchase price of $12.5 million and $25 million, respectively, under its $200 million authorized repurchase program.
●	Average inventory per store increased approximately 1.0% on a same-store basis compared to the quarter ended September 28, 2024.
●	Zero drawn under the $250 million revolving credit facility.

Fiscal Year 2026 Outlook

The Company is providing updated guidance for the fiscal year ending March 28, 2026, which supersedes in its entirety the previous guidance issued in its first quarter earnings report on July 31, 2025. For the fiscal year ending March 28, 2026, the Company now expects:

●	To open 70 new stores.
●	Total sales of $2.197 billion to $2.235 billion, representing growth of 15% to 17% over fiscal year 2025.
●	Same store sales growth of 4.0% to 6.0%, with retail store same store sales growth of 3.3% to 5.3% and e-commerce same store sales growth of 11.0% to 13.0%.
●	Merchandise margin between $1.106 billion and $1.130 billion, or approximately 50.3% to 50.6% of sales.
●	Gross profit between $818 million and $842 million, or approximately 37.2% to 37.7% of sales.
●	SG&A expenses between $541 million and $548 million, or approximately 24.6% to 24.5% of sales.
●	Income from operations between $277 million and $294 million, or approximately 12.6% to 13.2% of sales.
●	Net income of $207.2 million to $219.6 million.
●	Net income per diluted share of $6.75 to $7.15, based on 30.7 million weighted average diluted shares outstanding.
●	Effective tax rate of 26.0% for the remaining six months of the fiscal year.
●	Capital expenditures between $125.0 million and $130.0 million, which is net of estimated landlord tenant allowances of $39.4 million.

For the third fiscal quarter ending December 27, 2025, the Company expects:

●	Total sales of $688 million to $700 million, representing growth of 13% to 15% over the prior-year period.

●	Same store sales growth of 2.5% to 4.5%, with retail store same store sales growth of 1.0% to 3.0% and e-commerce same store sales growth of 13.0% to 15.0%.
●	Merchandise margin between $342 million and $348 million, or approximately 49.7% of sales.
●	Gross profit between $265 million and $272 million, or approximately 38.6% to 38.8% of sales.
●	Selling, general and administrative expenses between $163 million and $164 million, or approximately 23.8% to 23.5% of sales.
●	Income from operations between $102 million and $107 million, or approximately 14.8% to 15.3% of sales.
●	Net income per diluted share of $2.47 to $2.59, based on 30.7 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the second fiscal quarter ended September 27, 2025, is scheduled for today, October 29, 2025, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (844) 825-9789. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until November 27, 2025, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10204148. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 498 stores in 49 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business, and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook”, and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties, and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions, or changes in consumer preferences; the impact that import tariffs and other trade restrictions imposed by the U.S., China, or other countries have had, and may continue to have, on our product costs and changes to U.S. or other countries’ trade policies and tariff and import/export regulations, including, without limitation, uncertainty with respect to the U.S. – China tariff deal; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 27,	March 29,
	2025	2025
Assets
Current assets:
Cash and cash equivalents	$64,728	$69,770
Accounts receivable, net	10,098	10,263
Inventories	855,100	747,191
Prepaid expenses and other current assets	37,345	36,736
Total current assets	967,271	863,960
Property and equipment, net	466,275	422,079
Right-of-use assets, net	559,595	469,461
Goodwill	197,502	197,502
Intangible assets, net	58,981	58,677
Other assets	6,885	6,342
Total assets	$2,256,509	$2,018,021
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$175,444	$134,450
Accrued expenses and other current liabilities	160,118	146,038
Short-term lease liabilities	76,856	72,861
Total current liabilities	412,418	353,349
Deferred taxes	42,579	39,317
Long-term lease liabilities	591,094	490,182
Other liabilities	5,188	4,116
Total liabilities	1,051,279	886,964

Stockholders’ equity:
Common stock, $0.0001 par value; September 27, 2025 - 100,000 shares authorized, 30,984 shares issued; March 29, 2025 - 100,000 shares authorized, 30,892 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	254,791	246,725
Retained earnings	999,598	903,968
Less: Common stock held in treasury, at cost, 478 and 298 shares at September 27, 2025 and March 29, 2025, respectively	(49,162)	(19,639)
Total stockholders’ equity	1,205,230	1,131,057
Total liabilities and stockholders’ equity	$2,256,509	$2,018,021

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2025	2024	2025	2024
Net sales	$505,396	$425,799	$1,009,463	$849,185
Cost of goods sold	321,247	272,941	628,093	539,578
Gross profit	184,149	152,858	381,370	309,607
Selling, general and administrative expenses	127,726	112,879	254,227	219,406
Income from operations	56,423	39,979	127,143	90,201
Interest expense	403	384	746	735
Other income, net	906	949	1,817	1,545
Income before income taxes	56,926	40,544	128,214	91,011
Income tax expense	14,704	11,116	32,584	22,674
Net income	$42,222	$29,428	$95,630	$68,337

Earnings per share:
Basic	$1.38	$0.96	$3.13	$2.24
Diluted	$1.37	$0.95	$3.11	$2.21
Weighted average shares outstanding:
Basic	30,540	30,510	30,568	30,471
Diluted	30,750	30,899	30,780	30,859

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	September 27,	September 28,
	2025	2024
Cash flows from operating activities
Net income	$95,630	$68,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	36,972	29,540
Stock-based compensation	7,979	10,864
Amortization of intangible assets	—	20
Noncash lease expense	36,269	32,229
Amortization of debt issuance fees	54	54
Loss on disposal of assets	354	134
Deferred taxes	3,262	(766)
Changes in operating assets and liabilities:
Accounts receivable, net	165	2,097
Inventories	(107,909)	(113,871)
Prepaid expenses and other current assets	(663)	(4,397)
Other assets	(543)	(608)
Accounts payable	40,994	19,722
Accrued expenses and other current liabilities	6,985	9,897
Other liabilities	1,072	573
Operating leases	(21,036)	(20,283)
Net cash provided by operating activities	$99,585	$33,542
Cash flows from investing activities
Purchases of property and equipment	(74,692)	(65,403)
Purchases of intangible assets	(304)	—
Proceeds from sale of property and equipment	15	—
Net cash used in investing activities	$(74,981)	$(65,403)
Cash flows from financing activities
Repayments on finance lease obligations	(460)	(423)
Repurchases of common stock	(25,004)	—
Tax withholding payments for net share settlement	(4,269)	(7,617)
Proceeds from the exercise of stock options	87	1,431
Net cash used in financing activities	$(29,646)	$(6,609)
Net decrease in cash and cash equivalents	(5,042)	(38,470)
Cash and cash equivalents, beginning of period	69,770	75,847
Cash and cash equivalents, end of period	$64,728	$37,377

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$29,276	$17,770
Cash paid for interest	$624	$677
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$34,505	$24,061

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 27,	June 28,	March 29,	December 28,	September 28,	June 29,	March 30,	December 30,
	2025	2025	2025	2024	2024	2024	2024	2023
Store Count (BOP)	473	459	438	425	411	400	382	371
Opened/Acquired	16	14	21	13	15	11	18	11
Closed	—	—	—	—	(1)	—	—	—
Store Count (EOP)	489	473	459	438	425	411	400	382

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended
	September 27,	June 28,	March 29,	December 28,	September 28,	June 29,	March 30,	December 30,
	2025	2025	2025	2024	2024	2024	2024	2023
Selected Store Data:
Same Store Sales growth/(decline)	8.4%	9.4%	6.0%	8.6%	4.9%	1.4%	(5.9)%	(9.7)%
Stores operating at end of period	489	473	459	438	425	411	400	382
Comparable stores open during period(1)	411	401	382	374	363	349	335	322
Total retail store selling square footage, end of period (in thousands)	5,495	5,307	5,133	4,877	4,720	4,547	4,371	4,153
Average retail store selling square footage, end of period	11,238	11,220	11,183	11,134	11,105	11,063	10,929	10,872
Average sales per comparable store (in thousands)(2)	$996	$1,031	$926	$1,301	$952	$980	$917	$1,256

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating during the period.